Exhibit 10.3

Name:	[●]
Number of Shares subject to Restricted Stock Units:	[●]
Date of Grant:	[●]

TPG RE FINANCE TRUST, INC.
2025 Equity Incentive Plan
TPG RE FINANCE TRUST, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR AWARD AND ITS TAX CONSEQUENCES.
Award Agreement

This agreement (this “Agreement”) evidences an Award granted by TPG RE Finance Trust, Inc. (the “Company”) to the undersigned (the “Awardee”) pursuant to and subject to the terms of the TPG RE Finance Trust, Inc. 2025 Equity Incentive Plan (as amended from time to time, the “Plan”), which is incorporated herein by reference.

1.  Grant of Award.  The Company grants to the Awardee on the date of grant set forth above (the “Date of Grant”) a Restricted Stock Unit Award (the “Award”) consisting of the right to receive the number of shares set forth above (the “Shares”), in each case subject to adjustment pursuant to Section 6.7 of the Plan in respect of transactions or other events occurring after the date hereof and subject to the vesting terms and other restrictions of this Agreement.
2.  Meaning of Certain Terms.  Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.
3.  Vesting; Treatment of the Award Upon Cessation of Services.

(a)	Subject to the Awardee continuously providing Services from the Date of Grant through (and including) the applicable vesting date, on each of the vesting dates set forth below, the amount of Shares set forth opposite such vesting date will vest:

Vesting Date	Number
[●]
[●]
[●]
[●]

(b)
Notwithstanding the foregoing, (i) the Shares will become immediately vested in full if the Awardee incurs a Disability or upon the cessation of the Awardee’s Services as a result of the Awardee’s death, and (ii) upon the cessation of the Awardee’s Services for all Type I Leaver terminations other than the Awardee’s death or Disability, the Shares will remain outstanding and continue to vest, provided that if (x) the Awardee ceases providing Services due to Retirement and (y) the Awardee dies or incurs a Disability, in each case, following the Awardee’s Retirement, then any Shares that are unvested at the time of such death or the incurrence of such Disability shall become immediately vested in full upon the election of the Awardee or the Awardee’s beneficiary, as applicable, made in accordance with the Nonqualified Deferred Compensation Rules, provided further that if the Awardee engages in any of the activities set forth in Section 1(b) through Section 9 of the Restrictive Covenant Agreement attached hereto as Schedule A, all Shares (whether or not then vested) will immediately terminate and be forfeited. TPG RE – New York, Inc. (“TPG-NY”), as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG-NY were a direct party to this Agreement.

(c)
Upon the cessation of the Awardee’s Services as a Type II Leaver, except as set forth in Section 3(d) below, any then unvested Shares will immediately terminate and be forfeited, provided that if the Awardee engages in any of the activities set forth in Section 1 through Section 9 of the Restrictive Covenant Agreement attached hereto as Schedule A, all Shares (whether or not then vested) will immediately terminate and be forfeited. TPG-NY, as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG-NY were a direct party to this Agreement.

(d)	Upon the cessation of the Awardee’s Services by the Company or its Affiliates for Cause, all Shares (whether or not then vested) will immediately terminate and be forfeited.

(e)	In the event the Awardee has sold or otherwise transferred any vested Shares that are to be forfeited pursuant to Section 3(b), Section 3(c) or Section 3(d) above, the Awardee shall pay to the Company an amount equal to the fair market value of such Shares, as determined by the Committee in its good faith discretion.
4.  Payment in Respect of Vested Shares.  The Company shall deliver to the Awardee or such Awardee’s heirs, successors, or Estate Planning Entity (as defined below), as applicable, the Shares (or the relevant portion thereof) as soon as practicable following their vesting, but in any event within 30 days, subject to the terms of the Plan and this Agreement.
For purposes of this Agreement, “Estate Planning Entity” means, with respect to the Awardee, (i) any trust, the beneficiaries of which are primarily the Awardee or the Awardee’s heirs or successors, or (ii) any corporation, company, limited liability company or other entity that is primarily owned and controlled, directly or indirectly, by the Awardee or any of the Awardee’s heirs or successors and/or any of the individuals, entities, or trusts described in clause (i).

5.  Dividends, etc.  If any dividends are paid with respect to the Shares, the Awardee shall be entitled to receive a cash bonus with respect to each Share that has not yet been delivered to the Awardee pursuant to Section 4 (whether or not vested) equal to the dividend paid in respect of such Share as soon as reasonably practicable following the payment by the REIT of the dividend, but in any event within 30 days.
6. Transfer of Award.  The Award may not be transferred except as expressly permitted under Section 6.4 of the Plan.
7.  Restrictive Covenants.  The Awardee expressly acknowledges and agrees that as a condition of receiving the Award, the Awardee will be bound by the Restrictive Covenants Agreement attached hereto as Schedule A, and that a breach of such agreement by the Awardee may result in the Committee or TPG-NY terminating any portion of the Award in the case of a Type I Leaver, terminating all of the Award (whether or not vested) in the case of a Type II Leaver and otherwise taking any action permitted by the Plan.  TPG-NY, as the employer of the Awardee, shall be a third-party beneficiary of this provision and entitled to enforce its terms against such Awardee as if TPG-NY were a direct party to this Agreement.
8.  Withholding.  The Awardee expressly acknowledges and agrees that the Awardee’s rights to receive the Shares or any other amounts payable hereunder are subject to the Awardee’s promptly paying to the Company or the Manager (or its applicable employing Affiliate) in cash (or by such other means as may be acceptable to the Committee in its discretion) at such time as withholdings are due, all federal, state, local or other taxes required to be withheld, if any.  No Shares will be delivered to the Awardee unless and until the Awardee or such Awardee’s heirs, successors, or Estate Planning Entity, as applicable, has remitted to the Company or the Manager (or its applicable employing Affiliate) an amount sufficient to satisfy any required withholdings.  Unless otherwise requested in writing at least three business days in advance of the date on which the Shares become vested, the Committee or its designee shall hold back Shares otherwise deliverable to the Awardee to cover any required withholdings.  If shares of Common Stock are used to pay all or part of such withholding tax obligation, the number of shares of Common Stock which may be withheld, surrendered, or reduced shall be limited to the number of shares of Common Stock which have a Fair Market Value on the date of withholding, surrender, or reduction equal to the aggregate amount of such liabilities based on the greatest statutory withholding rates for federal, state, foreign, and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Awardee.
9.  Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of shares of Common Stock hereunder, the shares of Common Stock subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
10.  Effect on Services.  The grant of the Award will not give the Awardee any right to continued Services with the Company, TPG-NY or any of its Affiliates, affect the right of the Company, TPG-NY or any of its Affiliates to discharge or discipline such Awardee at any time, or affect any right of such Awardee to terminate his or her Services at any time.
11.  Governing Law.  This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
12.  Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Awardee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.
13.  Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Awardee and his or her heirs, executors, administrators, successors, and assigns.
14.  Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to TPG RE Finance Trust, Inc., Attn: Secretary, at 888 Seventh Avenue, 35th Floor, New York, New York, 10106, and if to the Awardee, to the last known mailing address of the Awardee contained in the records of the Company or the Manager. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mail or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company,
15.  Partial Invalidity.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
16.  Amendment and Waiver.  The provisions of this Agreement may be altered, amended or waived by Committee at any time; provided, however, that no such Committee action may materially and adversely affect the rights of the Awardee without the Awardee’s consent. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect, or enforceability of this Agreement.
17.  Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.
18.  No Shareholder Rights.  The Award granted pursuant to this Agreement does not and shall not entitle the Awardee to any rights of a holder of Shares prior to the date that Shares are issued to the Awardee in settlement of the Award pursuant to Section 4 of this Agreement.  The Awardee’s rights with respect to the Award shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Award lapse in accordance with Section 3, or as otherwise provided in Sections 3(c), (d) and (e).
19.  Section 409A.  The Award granted hereunder is intended to and shall be construed to comply with the Nonqualified Deferred Compensation Rules. For purposes of any payment to be made to the Awardee under this Award that subject to the Nonqualified Deferred Compensation Rules, references in this Agreement or the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules. For purposes of the Nonqualified Deferred Compensation Rules, each of the payments that may be made in respect of the Award is designated as a separate payment. Notwithstanding anything in this Agreement or the Plan to the contrary, if the Awardee is a “specified employee” as defined in the Nonqualified Deferred Compensation Rules, no payments in respect of any Award that is “deferred compensation” subject to the Nonqualified Deferred Compensation Rules and which would otherwise be payable upon the Awardee’s “separation from service” (as defined in the Nonqualified Deferred Compensation Rules) shall be made to such Awardee prior to the Section 409A Payment Date. The aggregate of any payments that would otherwise have been paid before the Section 409A Payment Date shall be paid to the Awardee in a lump sum on the first date that is administratively feasible on or following the Section 409A Payment Date, and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding the foregoing, the Company and its Affiliates make no representations that the Award provided under this Agreement is exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall the Company or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Awardee on account of non-compliance with the Nonqualified Deferred Compensation Rules.

20. Clawback. Notwithstanding any other provisions in the Plan or this Agreement to the contrary, any Award granted hereunder and any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or applicable stock exchange listing are subject to any written clawback policies that the Company may adopt either prior to or following the Date of Grant, whether required pursuant to or related to any applicable law, government regulation or stock exchange listing including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC. Any such clawback policy may subject the Awardee’s

Award and amounts received with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events occur, including an accounting restatement, or other events or wrongful conduct specified in any such clawback policy. The Committee will make any determination for reduction, cancelation, forfeiture or recoupment in its sole discretion and in accordance with any applicable law or regulation.

For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Award, including without limitation the vesting (if any) of the Award, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Awardee and the Company or any Affiliate.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above.

Company:		TPG RE FINANCE TRUST, INC.

By:
Name: Matthew Coleman
Title: President

Awardee:
Name:
Address:

Signature Page to
Restricted Stock Unit Award Agreement

Schedule A

Restrictive Covenants Agreement

This “Agreement” is effective as of the Date of Grant set forth in the Award Agreement to which this Agreement is Schedule A and is entered into by and between TPG RE - New York, Inc. (“TPG RE”), on its own behalf and on behalf of its direct and indirect subsidiaries (“Subsidiaries,” and collectively with TPG RE Finance Trust Management, L.P. (the “Company”) and TPG RE, “TPG RE Group”) and [●] (the “Covered Person”).  Each capitalized term that is used but not defined in this Agreement shall have the meaning ascribed to it in the TPG RE Finance Trust Management, L.P. 2015 Restricted REIT Share Plan.

1.  Non-Compete.  The Covered Person agrees that TPG RE Group and its Affiliates would likely suffer significant harm from the Covered Person’s competing with any TPG RE Group or its Affiliates during the period such Covered Person provides Services and for some period of time thereafter.  Accordingly, the Covered Person agrees that while he or she provides Services and during the Restricted Period for the Covered Person, the Covered Person will not (a) associate (directly or indirectly) as an employee, officer or director (or pursuant to any other arrangement that enables the Covered Person to provide services customarily performed by an employee, officer or director), with any Competitor or any Competitor’s Affiliates or (b) solicit, induce, persuade or entice (by written, oral or any other means), any Portfolio Company or prospective Portfolio Company or any investor or prospective investor in any TPG Real Estate Fund, any TPG Fund or any Affiliate of any of the foregoing whose identity became known to the Covered Person in connection with the Covered Person’s provision of Services, to transact business with another Person or to reduce or refrain from doing any business with TPG RE Group, any TPG Real Estate Fund, any TPG Fund, any Portfolio Company or any Affiliate of the foregoing, in each case unless (A) the Covered Person has advised TPG RE in writing in advance of his or her desire to undertake such activities and the specific nature of such activities and (B) TPG RE, in its sole discretion, has approved in writing such activities, subject to any reasonable conditions that TPG RE may impose, including that (1) TPG RE has received written assurances (that will be designed, among other things, to protect the goodwill, Confidential Information, investor and operating partner relationships and other important commercial interests of TPG RE Group, the TPG Real Estate Funds, the TPG Funds, any Portfolio Company and any Affiliates of the foregoing) from the Competitor and the Covered Person that are, in TPG RE’s sole discretion, applicable and adequate to protect the interests of TPG RE Group, TPG RE, the TPG Real Estate Funds, the TPG Funds, the Portfolio Companies or any Affiliate of the foregoing and (2) the Covered Person and the Competitor adhere to such assurances. The restriction described in clause (a) of the prior sentence extends to the performance by the Covered Person (directly or indirectly) of the same or similar activities the Covered Person has performed for TPG RE Group and any of its Affiliates or such other activities that by their nature are likely to lead to the disclosure of Confidential Information.  Subject to any policies of the Company and its Affiliates regarding pre-clearance of trades, the Covered Person shall not be in violation of this Agreement solely as a result of such Covered Person’s investment in stock or other securities of a Competitor or any of its Affiliates listed on a national securities exchange or actively traded in the over-the-counter market if the Covered Person and, to the extent the Covered Person is an individual, the members of the Covered Person’s immediate family or any Associated Person of such Covered Person do not (directly or indirectly) hold, in the aggregate, more than a total of five percent (5%) of all such shares of stock or other securities of such Competitor issued and outstanding. The Covered Person acknowledges and agrees that engaging in the activities restricted by this Agreement would result in the inevitable disclosure or use of Confidential Information for the Competitor’s benefit or to the detriment of any of TPG RE Group or its Affiliates. This Section 1 shall not apply to any Covered Person who is a resident of the State of California while providing Services to a Covered Entity or during the Restricted Period. All U.S. residents shall notify TPG in writing within 60 days of such individual’s relocation to the State of California if such individual provides Services to any Covered Entity or during the Restricted Period.

2.  Confidentiality.  The Covered Person agrees that he or she shall not at any time disclose, without the prior written consent of TPG RE, any information (whether oral or written) with respect to, or any matter relating to, TPG RE Group, the TPG Real Estate Funds, any TPG Fund, any Portfolio Company or any Affiliate of any of the foregoing, including trade secrets, proprietary information, and any and all reports, data, interpretations, forecasts, records, analyses, compilations, studies or other documents prepared by or provided to the Covered Person in connection with the Covered Person’s provision of Services or in connection with any existing or contemplated transaction or investment related activities of any TPG Real Estate Fund, any TPG Fund, any Portfolio Company or any Affiliate of any of the foregoing (whether or not such information was prepared by or provided to the Covered Person in his or her capacity as an employee or in connection with the Covered Person’s provision of Services) (the “Confidential Information”); provided that the Covered Person may disclose any such Confidential Information to the extent (i) it has become generally available to the public through no breach by the Covered Person, (ii) it is required by applicable law.  The confidentiality provisions of this Agreement shall survive indefinitely (including after the Covered Person ceases to provide Services).  Further notwithstanding the foregoing, nothing in this Agreement (including this Section 2 or Section 4 below) will prohibit or restrict the Covered Person from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to the Covered Person individually from any Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law.  Further notwithstanding the provisions of this Agreement, pursuant to 18 USC Section 1833(b), no individual shall be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, if an individual files a lawsuit for retaliation by an employer for reporting a suspected violation of law, such individual may disclose trade secret(s) to such individual’s attorney and use the trade secret information in the court proceeding, if such individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

 3.  Non-Solicitation.  While the Covered Person provides Services and during the Non-Solicitation Period for the Covered Person, the Covered Person agrees not to (whether on the Covered Person’s own behalf or on behalf of any other Person, whether directly or indirectly and whether or not for compensation) Solicit for Employment, hire or engage (or endeavor to Solicit for Employment, hire or engage) any Person who was an employee or consultant of TPG Global, TPG RE Group, any TPG Real Estate Fund, any TPG Fund, any Portfolio Company or any Affiliate of any of the foregoing at the time of such Solicitation for Employment, hiring or engagement or at any time during the six (6) months immediately prior to such Solicitation for Employment, hiring or engagement.

4.  Non-Disparagement.  The Covered Person shall not at any time make negative, derogatory or disparaging comments regarding TPG Global, TPG RE Group, any TPG Fund, any TPG Real Estate Fund, any Portfolio Company or any Affiliate of any of the foregoing or any of their businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other Person affiliated with TPG Global, whether individually or in their official capacities. The Covered Person shall not engage in any conduct or communications with the intent or that has the effect of disparaging TPG Global, TPG RE Group, any TPG Fund, any TPG Real Estate Fund, any Portfolio Company, any Affiliate of any of the foregoing or any of their businesses, current or former equity holders, directors, officers, employees, agents, clients, investors or any other Person affiliated with TPG Global, whether individually or in their official capacities.

5.  Work Product is Property of TPG Global.  In consideration of the promises and undertakings of TPG RE in this Agreement, the Covered Person agrees that all Work Product relating to the investment, investment advisory or loan servicing business shall be the sole and exclusive property of TPG Global and its applicable Affiliates, and is hereby irrevocably assigned to TPG Global or its designee, regardless of whether (a) such Work Product was conceived, made, developed or worked on during regular hours of the Covered Person’s provision of Services or during time away from any such provision of Services, (b) the Work Product was made at the suggestion of TPG Global or its Affiliates, or (c) the Work Product was reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, the Covered Person acknowledges that all original works of authorship that are made by the Covered Person, solely or jointly with others, within the scope of the Covered Person’s Services, if any, and that are protectable by copyright law are “works made for hire,” as that term is defined in the U.S. Copyright Act (17 U.S.C., Section 101), and are therefore owned by TPG Global, from the time of creation. The Covered Person agrees to, and does hereby, transfer, and set over, to TPG Global or its designee, all of its rights, title and interests throughout the world in and to all Work Product, without the necessity of any further compensation, and agrees that TPG Global is entitled to obtain and hold in its own name all patents, copyrights and other rights in respect of all Work Product. The Covered Person agrees to (a) cooperate with TPG Global, both while an employee of the Company or TPG RE and thereafter, in obtaining patents or copyrights or other intellectual property protection for all Work Product, (b) execute, acknowledge, seal and deliver all documents tendered by TPG Global to evidence its ownership thereof throughout the world, and (c) cooperate with TPG Global in obtaining, defending and enforcing its rights therein. The Covered Person represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between the Covered Person and any other Person (other than TPG Global). In addition, the Covered Person shall not be entitled to disclose, and use for his or her benefit, information regarding the track record of investment transactions with respect to any TPG Real Estate Fund or TPG Fund.  Nothing set forth herein shall limit in any way the rights of the Company, TPG RE, or TPG Global or its designee to the investment track record of the TPG Real Estate Funds or the TPG Funds. “Work Product” shall include all ideas, works of authorship, inventions, business methods and other creations, whether or not patentable, copyrightable or subject to other intellectual property protection, that are made, conceived, developed or worked on in whole or in part by the Covered Person, whether alone or with others that relate in any manner whatsoever to the business, existing or anticipated, of TPG Global, the TPG Real Estate Funds, the TPG Funds, the Portfolio Companies, any of their Affiliates, or any other business or research or development effort in which TPG Global, the TPG Real Estate Funds, the TPG Funds, the Portfolio Companies or any of their Affiliates engages. Work Product includes any material previously conceived, made, developed or worked on prior to the date of such the Covered Person’s admission to TPG RE Group, including, for the avoidance of doubt, any material previously conceived, made, developed or worked on while the Covered Person provided Services prior to the date of the Covered Person’s admission to TPG RE Group.

6.  Scope.  The Covered Person acknowledges that he or she has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him or her pursuant to this Agreement.  The Covered Person agrees that said restraints are necessary for the reasonable and proper protection of TPG Global, TPG RE Group, and their Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.

7.  Limitations.  If the provisions of this Agreement are ever deemed by a court to exceed the limitations permitted by applicable law, the Covered Person, and TPG RE Group agree that such provisions shall be, and are, automatically reformed to the maximum limitations permitted by such law.  The provisions of this Agreement are severable, and no breach of any provision of this Agreement, or any other claimed breach of contract or violation of law, shall operate to excuse the Covered Person’s obligation to fulfill the requirements of this paragraph 7.

8.  Injunctive Relief.  It is impossible to measure in money the damages that will accrue to TPG RE Group or its Affiliates if the Covered Person breaches any of the covenants provided in this Agreement.  If the Covered Person breaches any such covenant, TPG RE Group shall be entitled to an injunction restraining the Covered Person from violating such covenant (without posting any bond).  If TPG RE Group shall institute any action or proceeding to enforce any such covenant, the Covered Person hereby waives the claim or defense that TPG RE Group has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that TPG RE Group has an adequate remedy at law.  The foregoing shall not prejudice TPG RE Group’s right to require the Covered Person to account for and pay over to TPG RE Group, and the Covered Person hereby agrees to account for and pay over to TPG RE Group, the compensation, profits, monies, accruals or other benefits derived or received by the Covered Person as a result of any transaction constituting a breach of any of the covenants provided in this Agreement.

9.  Attorneys’ Fees.  If a Covered Person breaches any of the covenants provided in this Agreement, TPG RE Group shall be entitled to recover from the Covered Person all expenses, including attorneys’ fees, incurred by TPG RE Group or its Affiliates in enforcing such covenants.

10.  Governing Law; Submission to Jurisdiction.  Notwithstanding any provision in the Award Agreement to the contrary, the Covered Person’s covenants, restrictions and representations set forth in this Schedule A shall be construed according to the laws of the State of New York without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under the terms of this Schedule A, the parties hereby consent to the jurisdiction, forum and venue of the state and federal courts located in New York, New York; provided, however, that the parties acknowledge and agree that each member of TPG RE Group shall also be entitled to enforce the terms of this Schedule A in any other court of competent jurisdiction.

11.  Definitions.
“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; provided that no Portfolio Company shall be considered an Affiliate of TPG RE Group for purposes of this Agreement. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Affiliated” shall have correlative meaning. For purposes of this definition Affiliates of TPG RE Group shall include the TPG Real Estate Funds, any TPG Fund, any entities affiliated with TPG Global, and any successor to the foregoing, as applicable.

“Business” shall mean investing in real estate credit instruments.

“Competitor” shall mean (i) the entities set forth on Schedule I attached hereto (as may be amended from time to time by the Company or TGP RE) under the heading “Competitors” and such entities’ Affiliates or (ii) any entity that competes with the Business.

“Covered Person” shall mean the Awardee.
“Non-Solicitation Period” shall mean, with respect to the Covered Person, the period commencing on the date such Covered Person’s Services are terminated and ending on the date that is eighteen (18) months following the date such Covered Person’s Services are terminated.

“Restricted Period” shall mean, with respect to a Covered Person, the period commencing on the date such Covered Person’s Services are terminated and ending on the date that is the number of months following the date such Covered Person’s Services are terminated determined by reference to the following tables (based on whether such Covered Person was (1) a Partner, (2) a Managing Director, (3) a Director or (4) a Vice President) as of the date such Covered Person’s Services are terminated and whether such Covered Person was a Type I Leaver or a Type II Leaver), as follows:

If the Services are terminated at any time before (but not including) TPG RE Finance Trust Management, L.P. first having at least $2 billion of equity under management:

	Type I Leaver	Type II Leaver
Firm Partner	6 months	18 months
Managing Director/Business Unit Partner	3 months	9 months
Director/Principal	0 months	6 months
Vice President	0 months	3 months

If the Services are terminated at any time following TPG RE Finance Trust Management, L.P. first having at least $2 billion of equity under management:

	Type I Leaver	Type II Leaver
Firm Partner	6 months	18 months
Managing Director/Business Unit Partner	3 months	12 months
Director/Principal	0 months	6 months
Vice President	0 months	3 months
“Services” shall mean the performance of services by an individual as an employee or other service provider to TPG RE Group or any of its Affiliates.
“Solicit for Employment” shall mean, with respect to any Person, to solicit, induce, persuade or entice (by written, oral or any other means) a second Person to (i) reduce, impair or terminate their employment, consulting or similar relationship with a third Person or (ii) enter into an employment, consulting or similar relationship with the first Person. “Solicitation for Employment” shall have a corresponding meaning.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as set forth above.

TPG RE - NEW YORK, INC.

By:
Name: Matthew Coleman
Title: Vice President

Covered Person:

Signature Page

Schedule I

Competitors

Acore Capital
Affinius Capital (successor to Square Mile)
Apollo
Bain
Blackstone
Blackrock
Blue Owl Capital
BrightSpire Capital
Brookfield Asset Management
Carlyle
DigitalBridge
Fortress
KKR
Ladder Capital
Lone Star
Oaktree
Prime Finance
Safehold Inc. (successor to iStar, Inc.)
Starwood Capital Group
Starwood Property Trust
LoanCore
Mesa West (acquired by Morgan Stanley Asset Management)
Walton Street
Granite Point
PIMCO
PCCP

Schedule I